CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 176 to Registration Statement No. 2-67052 on Form N-1A of our reports each dated May 23, 2005 relating to the financial statements of Austin Global Equity Fund, Shaker Fund, Payson Value Fund, Payson Total Return Fund, Investors Bond Fund, and Tax Saver Bond Fund, each a series of Forum Funds, appearing in the Annual Reports to shareholders for the period ended March 31, 2005, and to the references made to us under the captions "Financial Highlights" in the
Prospectuses and "Independent Registered Public Accounting Firm in the Statements of Additional Information, each of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 29, 2005